Exhibit 99.2

US$50,250,000 Term Loan

FACILITY AGREEMENT

dated August 19, 2021

for

GenTao Capital Limited

acting as Borrower

Beacon Capital Group Inc.

Fast Horse Technology Limited

Sunrise Corporate Holding Ltd.

and

Chen Sheng (陈升)

each acting as a Guarantor

with

Bold Ally (Cayman) Limited

acting as Lender

TABLE OF CONTENTS

Section 1 INTERPRETATION		1
1	DEFINITIONS AND INTERPRETATION	1
2	CONSTRUCTION	17
Section 2 THE FACILITY		20
3	THE FACILITY	20
4	PURPOSE	22
5	CONDITIONS OF UTILISATION	22
Section 3 UTILISATION		24
6	UTILISATION	24
Section 4 REPAYMENT, PREPAYMENT AND CANCELLATION		25
7	REPAYMENT	25
8	PREPAYMENT AND CANCELLATION	25
Section 5 COSTS OF UTILISATION		29
9	INTEREST	29
10	FEES	29
Section 6 ADDITIONAL PAYMENT OBLIGATIONS		30
11	TAX GROSS UP AND INDEMNITIES	30
12	INCREASED COSTS	34
13	MITIGATION BY THE LENDER	35
14	OTHER INDEMNITIES	36
15	COSTS AND EXPENSES	37
Section 7 GUARANTEE		39
16	GUARANTEE AND INDEMNITY	39
Section 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		43
17	REPRESENTATIONS	43
18	INFORMATION UNDERTAKINGS	50
19	MARGIN CALL	51
20	GENERAL UNDERTAKINGS	51
21	EVENTS OF DEFAULT	60
Section 9 CHANGES TO PARTIES		66
22	CHANGES TO THE LENDER	66
23	CHANGES TO THE OBLIGORS	67
24	DISCLOSURE OF INFORMATION	67
Section 10 ADMINISTRATION		70
25	PAYMENT MECHANICS	70
26	SET-OFF	72
27	NOTICES	72

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28	CALCULATIONS AND CERTIFICATES	73
29	PARTIAL INVALIDITY	73
30	REMEDIES AND WAIVERS	73
31	AMENDMENTS AND WAIVERS	74
32	COUNTERPARTS	74
33	INDEMNITIES AND REIMBURSEMENT	74
34	GENERAL	74
Section 11 GOVERNING LAW AND ENFORCEMENT		76
35	GOVERNING LAW	76
36	ENFORCEMENT	76

Schedule 1 Conditions Precedent		78
Schedule 2 Form of Utilisation Request		81

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THIS AGREEMENT (this "Agreement") is dated August 19, 2021 and made between:

1.	GenTao Capital Limited (with company number 1759132), a BVI business company incorporated under the laws of the British Virgin Islands with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the "Borrower");

2.	Beacon Capital Group Inc. (with company number 469757), a BVI business company incorporated under the laws of the British Virgin Islands with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Island ("Beacon");

3.	Fast Horse Technology Limited (with company number 368150), a BVI business company incorporated under the laws of the British Virgin Islands with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Island ("Fast Horse");

4.	Sunrise Corporate Holding Ltd. (with company number 1622848), a BVI business company incorporated under the laws of the British Virgin Islands with its registered office at Kingston Chambers P.O. Box 173, Road Town, Tortola, British Virgin Islands ("Sunrise"; together with Beacon and Fast Horse, the "Corporate Guarantors" and each a "Corporate Guarantor");

5.	Chen Sheng (陈升), a citizen of the PRC with passport number ******** and PRC Identity Card number ******* and domiciled in the PRC (the "Promoter" or the "Personal Guarantor"; together with the Corporate Guarantors, the "Guarantors"); and

6.	Bold Ally (Cayman) Limited (the "Lender").

IT IS AGREED as follows:

Section 1
INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Acceleration Notice" has the meaning given to that term in Clause 21.19 (Acceleration).

"Acquisition" means the acquisition of the Acquisition Shares by Beacon in accordance with the terms of the Acquisition Agreement.

"Acquisition Shares" means the 17,140,898 Class A Shares issued by Listco to be purchased by Beacon pursuant to the Acquisition Agreement.

"Acquisition Agreement" means the 股份转让协议 dated on or about the date of this Agreement and entered into by, among others, Beacon as purchaser and the Vendor as seller in respect of the Acquisition Shares.

"Acquisition Completion Date" means the date on which the completion of the Acquisition occurs in accordance with the terms of the Acquisition Agreement.

"ADS" means American depositary shares of the Listco (each representing six (6) Class A Shares of Listco (subject to adjustment for share splits, share consolidations or other similar events in the same manner as set forth in the definition of Cap Price)), which are listed on the Nasdaq Global Select Market (Stock Code: Nasdaq: VNET).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"APLMA" means the Asia Pacific Loan Market Association Limited.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means:

(a)	in relation to the Facility, the period from and including the date of this Agreement to and including the date falling 30 days from the date of this Agreement; and

(b)	in relation to an Incremental Facility, the period specified in the applicable Incremental Facility Request countersigned by the Lender.

"Available Commitment" means the Commitment minus:

(a)	the aggregate amount of any outstanding Loan (for such purpose taking into account the principal amount of each such Loan when it is made and disregarding any subsequent reduction in such principal amount); and

(b)	in relation to any proposed Utilisation, the aggregate amount of any Loan (other than the Loan the subject of such proposed Utilisation) that is due to be made on or before the Utilisation Date for such proposed Utilisation.

"Beacon Share Mortgage" means the British Virgin Islands law governed equitable share mortgage in respect of the ordinary shares of Beacon to be entered into between the Promoter as mortgagor and the Lender as mortgagee.

"Bearer Share" has the meaning given to it under the BVI Business Companies Act, (No 16 of 2004), as amended.

"Borrower Share Mortgage" means the British Virgin Islands law governed equitable share mortgage in respect of the ordinary shares of the Borrower to be entered into between the Promoter as mortgagor and the Lender as mortgagee.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Cayman Islands, PRC, Singapore and (in respect of any payment in US Dollars) New York City.

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"Change of Control Event" has the meaning given to that term in Clause 8.2.

"Class A Shares" means class A ordinary shares in the capital of the Listco which has a par value of US$0.00001 each.

"Class B Shares" means class B ordinary shares in the capital of the Listco which has a par value of US$0.00001 each.

"Code" means the US Internal Revenue Code of 1986.

"Collateral Shares" means, without double counting:

(a)	the ADSs of the Listco which are, at that time, registered by the Depositary in the name of the Lender for the benefit of the Borrower (or the relevant Obligor) and subject to Transaction Security not prohibited by the Depositary and in form and substance satisfactory to the Lender and the Lender is provided with all documents, notices, other evidence as required under the relevant Security Document(s) and any security confirmations as may be required by the Lender; and

(b)	the Class A Shares of Listco subject to Transaction Security in form and substance satisfactory to the Lender and the Lender is provided with all documents, notices, other evidence as required under the relevant Security Document(s) and any security confirmations as may be required by the Lender.

"Collateral Value" means the aggregate of the Market Value of the Collateral Shares on the applicable date.

"Commitment" means:

(a)	US$50,250,000; and

(b)	the amount in US$ of any Commitments with respect to an Incremental Facility as specified in an Incremental Facility Request that has been countersigned by the Lender.

"Control Documents" means any loan agreement, exclusive technical consulting and services agreement, share pledge agreement, power of attorney, share purchase agreement and any other related arrangement or agreement that is entered into by each of Abitcool (China) Broadband Inc., Joytone Infotech Co., Ltd., 21Vianet Date Center Co., Ltd. and Shanghai Edge Connect Technology Co., Ltd. so as to achieve effective control over and receive the economic benefits of business operations of the Controlled Entities which are subject to the Controlled Entity Structure.

"Controlled Entities" means each of the Controlled Group Holding Companies and all of their Subsidiaries from time to time.

"Controlled Entity Structure" means any arrangement where an entity (that is established in the PRC and in respect of which the Listco does not, directly or indirectly, hold or own a majority of its issued shares or equity interests) (the "VIE Entities") and/or its shareholders enter into contractual arrangements with any Subsidiary of the Listco which enables such Subsidiary of the Listco to exercise effective control over and receive the economic benefits of business operations of the VIE Entities and their Subsidiaries and consolidate the financial condition or results of operation of the VIE Entities and their Subsidiaries in accordance with GAAP for the purposes of the consolidated financial statements of the Listco.

"Controlled Group Holding Companies" means the following companies:

(a)	Beijing Yiyun Network Technology Co., Ltd (北京毅云网络科技有限公司), a limited liability company incorporated under the laws of the PRC with united social credit code of 9111010574332214XF;

(b)	Shanghai Zhiyan Yunwei Technology Co., Ltd (上海致沿云惟科技有限公司), a limited liability company incorporated under the laws of the PRC with united social credit code of 91310115MA1K4N1X8D;

(c)	Beijing iJoy Information Technology Co., Ltd (北京阅联信息技术有限公司), a limited liability company incorporated under the laws of the PRC with united social credit code of 911101026996479581; and

(d)	Wifire Network Technology (Beijing) Co., Ltd (光载无限网络科技（北京）有限公司), a limited liability company incorporated under the laws of the PRC with united social credit code of 911101170958055139.

"Confidential Information" means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as the Lender or which is received by the Lender in relation to the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 24; or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)	is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Lender.

"Conversion" means any sale, lease, transfer or other disposal:

(a)	of Class A Shares of Listco in exchange for ADSs of Listco representing all such exchanged Class A Shares, provided that all such ADSs of the Listco are registered by the Depositary in the name of the Lender for the benefit of the Borrower (or the relevant Obligor) and subject to Transaction Security not prohibited by the Depositary and in form and substance satisfactory to the Lender and the Lender is provided with all documents, notices, other evidence as required under the relevant Security Document(s) and any security confirmations as may be required by the Lender; or

(b)	of Class B Shares of Listco in exchange for Class A Shares of Listco representing all such exchanged Class B Shares, provided that all such Class A Shares of Listco are subject to Transaction Security in form and substance satisfactory to the Lender and the Lender is provided with all documents, notices, other evidence as required under the relevant Security Document(s) and any security confirmations as may be required by the Lender.

"Conversion Procedures" means the procedures for Conversion as may be set out in the memorandum and articles of association of the Listco, the Deposit Agreement, the "Procedures for Conversion of Class A Ordinary Shares into ADSs" dated 9 March 2021 of the Listco and the Restricted ADSs/Affiliate Letter Agreement dated 24 July 2012 between the Listco and the Depositary, and such other procedures for Conversion as may be agreed by the Listco, the Borrower and the Lender, as applicable.

"Corporate Obligors" means the Borrower and the Corporate Guarantors and "Corporate Obligor" means each one of them.

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events Of Default) which would (with the expiry of a grace period, lapse of time, the fulfilment of any condition, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Lender.

"Deposit Agreement" means the deposit agreement dated 20 April 2011 between the Listco, the Depositary and the holders and beneficial owners of American Depositary Shares issued thereunder.

"Depositary" means Citibank, N.A. or its successor.

"Depositary Confirmation Letter" means the depositary confirmation letter to be entered into between the Depositary, the Lender and the Listco.

"Designated Exchange" means the principal U.S. national securities exchange on which that the ADSs are listed for trading or, if the ADSs are not listed on any U.S. national securities exchange, the U.S. national market system that is the primary market for the trading of the ADSs.

"Disrupted Day" means any Trading Day on which:

(a)	the Designated Exchange fails to open for trading during its regular trading session; or

(b)	an Early Closure, Exchange Disruption or Trading Disruption has occurred.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Early Closure" means the closure on any Trading Day of the Designated Exchange, prior to its scheduled closing time for such day, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by the Designated Exchange at least one (1) hour prior to the actual closing time for the regular trading session on the Designated Exchange on such Trading Day.

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(c)	air (including air within natural or man-made structures, whether above or below ground);

(d)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(e)	land (including land under water).

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants, the conditions of the workplace, or the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events Of Default).

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document) and (b) deduction or withholding Taxes attributable to Exit Fee (Maturity), Exit Fee (Prepayment) and Exit Fee (Termination) payments.

"Exchange Disruption" means any event (other than Early Closure) that disrupts or impairs (as determined by the Lender) the ability of market participants in general to effect transactions in, or obtain Market Values for, the ADSs of the Listco on the Designated Exchange on any Trading Day.

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"Extended Repayment Date" means the date falling 24 Months after the Original Repayment Date, and if such date is not a Business Day, the immediately following Business Day.

"Facility" means the term loan facility made available under this Agreement as described in Clause 3 (The Facility).

"Facility Office" means the office or offices notified by the Lender to the Borrower in writing as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

"Final Repayment Date" means the Original Repayment Date or (if extended in accordance with Clause 7.3 (Extension of Final Repayment Date)), the Extended Repayment Date.

"Finance Document" means this Agreement, any Security Document, the Personal Guarantee, the Spousal Consent, the Warning Notice, the Registrar Confirmation Letter, any Utilisation Request and any other document designated as such by the Lender and the Borrower.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or bill discounting or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable by the relevant company at the option of the holder of those shares;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

"Governmental Agency" means any government or any governmental agency, semi-governmental, intergovernmental, supranational or judicial entity, body, agency, department, or regulatory, self-regulatory or other or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

"Group" means the Borrower and its Subsidiaries from time to time.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

"Incremental Facility" has the meaning given to that term in Clause 3.3.

"Incremental Facility Request" has the meaning given to that term in Clause 3.3.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Issuer Acknowledgement Letter" means the issuer acknowledgement letter to be entered into between the Listco and the Lender in respect of matters relating to the Conversion and transfer of Class B Shares, Class A Shares and/or the ADSs in connection with the enforcement of the relevant Transaction Security by the Lender.

"Existing Lender" has the meaning given to that term in Clause 22.1.

"Legal Reservations" means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set off or counterclaim;

(c)	similar principles, rights and defences in respect of the enforceability of a contract, agreement or undertaking under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application and which are set out in the legal opinions specified in paragraph 2 (Legal opinions) of Schedule 1 (Conditions Precedent) (as if references therein to any document to which such legal opinions apply were references to any document to which any representation or warranty under any Finance Document (which is qualified by the Legal Reservations) relates).

"Listco" means 21Vianet Group, Inc., an exempted company incorporated under the laws of Cayman Islands with company number 232198 and registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

"Listco Registrar" means Maples Fund Services (Asia) Limited and any successor share registrar for the Listco acceptable to the Lender.

"Listco Share Mortgage (Borrower)" means the Cayman Islands law governed equitable share mortgage in respect of the Class A Shares of the Listco held and to be acquired by the Borrower to be entered into between the Borrower as mortgagor and the Lender as mortgagee.

"Listco Share Mortgage (Beacon)" means the executed Cayman Islands law governed equitable share mortgage in respect of the Class A Shares of the Listco held by Beacon to be entered into between Beacon as mortgagor and the Lender as mortgagee.

"Listco Share Mortgage (Fast Horse)" means the executed Cayman Islands law governed equitable share mortgage in respect of the Class A Shares and Class B Shares of the Listco held by Fast Horse to be entered into between Fast Horse as mortgagor and the Lender as mortgagee.

"Listco Share Mortgage (Sunrise)" means the executed Cayman Islands law governed equitable share mortgage in respect of the Class A Shares and Class B Shares of the Listco held by Sunrise to be entered into between Sunrise as mortgagor and the Lender as mortgagee.

"Loan" means a loan made or to be made under the Facility or an Incremental Facility or the principal amount outstanding for the time being of that loan.

"Margin Call Cure" has the meaning given to that term in Clause 19.1.

"Margin Call Date" has the meaning given to that term in Clause 19.1.

"Margin Shortfall" has the meaning given to that term in Clause 19.1.

"Margin Shortfall Date" has the meaning given to that term in Clause 19.1.

"Margin Top-Up Deadline" has the meaning given to that term in Clause 19.1.

"Market Value" means:

(a)	in respect of Collateral Shares in the form of ADSs:

(i)	subject to paragraph (ii) below, for each unit, on each applicable Trading Day that is not a Disrupted Day, the last reported sale price of the ADSs of the Listco during that Trading Day as published on Bloomberg page "VNET" (or any successor or replacement reporting entity or page) for that Trading Day and as calculated following the close of that Trading Day (the "ADS Price"); and

(ii)	on any Disrupted Day where the value could not be determined in accordance with paragraph (a)(i) above, the Market Value of any such Collateral Shares on such date and on each following day if such following day is a Disrupted Day, shall be the last reported sale price of the ADSs of the Listco on the immediately preceding Trading Day on which the last reported sale price of the ADSs was published on Bloomberg page "VNET" (or any successor or replacement entity or page) (the "Disrupted ADS Price").

(b)	in respect of Collateral Shares in the form of Class A Shares:

(i)	subject to paragraph (ii) below, for each unit, on each applicable Trading Day that is not a Disrupted Day, the ADS Price divided by the number of Class A Shares represented by each ADS at the time of such calculation; and

(ii)	on any Disrupted Day where the value could not be determined in accordance with paragraph (a) above, the Market Value of any such Collateral Shares on such date and on each following day if such following day is a Disrupted Day, shall be the Disrupted ADS Price divided by the number of Class A Shares represented by each ADS at the time of such calculation.

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"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, assets, property or financial condition of the Borrower, the Group or any Obligor (taken as a whole);

(b)	the ability of any of the Obligors to perform its obligations under the Finance Documents; or

(c)	the validity, legality or enforceability of, or the effectiveness or ranking of any Security granted or purposed to be granted pursuant to, or the rights or remedies of the Lender, under the Finance Documents.

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"MNPI" means any information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Listco) that is not described the Listco's most recent annual report or subsequent public information releases and which, if it were made public, would be likely to have a significant effect on the price or value of the shares of the Listco.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an interest period begins on the last Business Day of a calendar month and that interest period is to be of a duration equal to a whole number of months, that interest period shall end on the last Business Day in the calendar month in which that interest period is to end.

The above rules will apply only to the last Month of any period.

"Nasdaq" means the National Association of Securities Dealers Automated Quotations.

"NDRC" means the National Development and Reform Commission (中华人民共和国国家发展和改革委员会)of the PRC or its authorised local counterparts or any other authority succeeding to its functions.

"New Acquisition" has the meaning given to that term in Clause.

"NDRC Circular 2044" means the NDRC Circular on Foreign Debt Registration (国家发展改革委关于推进企业发行外债备案登记制管理改革的通知 (发改外资[2015]2044号)) issued by the NDRC on and effective from 14 September 2015 and its implementation rules and interpretations from time to time.

"New Financing" has the meaning given to that term in Clause 20.26 (Right of First Offer).

"New Lender" has the meaning given to that term in Clause 22.1 (Assignments and transfers by the Lender).

"Obligors" means the Corporate Obligors and the Personal Guarantor and "Obligor" means each one of them.

"Obligors' Agent" has the meaning given to that term in Clause 3.2.

"OFAC" means the Office of Foreign Assets Control of the US Department of Treasury.

"Original Repayment Date" means the date falling 12 Months after the first Utilisation Date and, if such date is not a Business Day, the preceding Business Day.

"Party" means a party to this Agreement.

"Permitted Holding Company Activity" mean:

(a)	ownership of:

(i)	(in the case of Borrower) Class A Shares, Class B Shares and ADSs of the Listco;

(ii)	(in the case of Beacon) Class A Shares of the Listco;

(iii)	(in the case of Fast Horse) Class A Shares and Class B Shares of the Listco; and

(iv)	(in the case of Sunrise) Class A Shares and Class B Shares of the Listco;

(b)	the incurrence of:

(i)	any liabilities under the Finance Documents and the Acquisition Agreement, to which it is a party;

(ii)	any liabilities for payment of Acquisition costs;

(iii)	any liabilities for Taxes, professional fees and administration costs in the ordinary course of its business acting as a holding company provided that such liabilities do not arise as a result of any default or omission by any Corporate Obligor;

(c)	holding meetings of its officers, directors, members or shareholders, as applicable, preparing corporate records and undertaking other non-trading administrative activities required to maintain its separate legal entity or tax status;

(d)	any activity pursuant to the Acquisition Agreement and the Finance Documents;

(e)	any Conversion;

(f)	preparing reports to governmental authorities and to its shareholder(s);

(g)	any activity incidental to any of paragraphs (a) to (f) above that does not involve the incurrence of any material liabilities; and

(h)	any other activity in the ordinary course of its business as a holding company.

"Permitted Security" means:

(a)	any Security or Quasi-Security created pursuant to the Finance Documents;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; and/or

(c)	any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned.

"Personal Guarantee" means the PRC law governed guarantee agreement, in form and substance satisfactory to the Lender, entered or to be entered into by the Personal Guarantor in favour of the Lender.

"PRC" means The People's Republic of China (excluding, for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan, the Republic of China).

"PRC Business Day" means a day on which NDRC is open for general business in the PRC.

"Quasi Security" has the meaning given to that term in Clause 20.4.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Secured Property.

"Registrar Confirmation Letter" means the registrar confirmation letter to be entered into between, among others, each Corporate Obligor, the Lender, and the Listco Registrar or the registered office provider of the Listco (as required by the Lender).

"Related Fund" means in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Jurisdiction" means:

(a)	in relation to a Corporate Obligor, its jurisdiction of incorporation or (in relation to the Personal Guarantor) its place of residence;

(b)	in relation to a Corporate Obligor, any jurisdiction where it conducts its business;

(c)	in relation to an Obligor, any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(d)	in relation to an Obligor, the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Relevant Market" means the London interbank market.

"Repeating Representations" means each of the representations set out in Clause 17.1 (Status) to Clause 17.6 (Governing law and enforcement), paragraph (d) of Clause 17.11 (No misleading information), Clause 17.13 (Pari passu ranking), Clause 17.17 (No immunity), Clause 17.22 (Good title to assets) (only with respect to the Corporate Obligors and their Subsidiaries) and Clause 17.23 (Legal and beneficial ownership).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"ROFO Notice" has the meaning given to that term in Clause 20.26.

"ROFO Offer" has the meaning given to that term in Clause 20.26.

"ROFO Offer Period" has the meaning given to that term in Clause 20.26.

"SAFE" means the State Administrative of Foreign Exchange of the PRC or its authorized local branch, including its successors and its counterparts.

"Sanctions" has the meaning given to that term in Clause 17.27 (OFAC).

"Secured Party" means the Lender, a Receiver or any Delegate.

"Secured Property" means all of the assets which from time to time are, or are expressed to be, the subject of Transaction Security.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person, or any other agreement or arrangement having a similar effect.

"Security Document" means:

(a)	the Borrower Share Mortgage;

(b)	the Beacon Share Mortgage;

(c)	the Sunrise Share Mortgage;

(d)	the Listco Share Mortgage (Borrower);

(e)	the Listco Share Mortgage (Beacon);

(f)	the Listco Share Mortgage (Fast Horse);

(g)	the Listco Share Mortgage (Sunrise); and

(h)	any other document executed from time to time evidencing or creating or expressed to evidence or create Security over any asset or any guarantee to secure or guarantee any obligation of any Obligor in favour of the Lender under the Finance Documents, or entered into in connection with the creation, validity, perfection or priority of any such guarantee or Security or otherwise any other document designated as such by the Lender and the Borrower.

"Security Perfection Requirements" means:

(a)	the making of any other appropriate registrations, filings or notifications in respect of a Security Document as specifically contemplated by that Security Document or any other Finance Document or any legal opinion related thereto;

(b)	the execution and delivery of any notices required to be delivered to counterparties of contracts which are assigned pursuant to the Security Documents; and

(c)	any other control, registration or notice requirement which the Lender may request to perfect the Security in the Security Documents.

"Security Release Date" means the date falling 12 Months after the first Utilisation Date and, if such date is not a Business Day, the immediately following Business Day.

"Spousal Consent" means the email confirmation provided on or about the date of this Agreement in relation to the Personal Guarantee sent by the spouse of the Personal Guarantor.

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity or share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Sunrise Share Mortgage" means the British Virgin Islands law governed equitable share mortgage in respect of the ordinary shares of Sunrise to be entered into between the Promoter as mortgagor and the Lender as mortgagee.

"Target Group" has the meaning given to that term in Clause 21.17(a) (Listco).

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty, interest or other amount payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Deduction" has the meaning given to that term in Clause 11.1 (Tax definitions).

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"Trading Day" means each day that the Designated Exchange is scheduled to be open for trading for its regular trading sessions during scheduled times.

"Trading Disruption" means any suspension of or limitation imposed on trading by the Designated Exchange on any Trading Day (whether by reason of movements in price exceeding limits permitted by the Designated Exchange or otherwise) relating to the ADSs of the Listco.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced in favour of the Lender pursuant to the Security Documents.

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"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"US Tax Obligor" means:

(a)	the Borrower, if it is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 2 (Form of Utilisation Request).

"Vendor" means Tuspark Innovation Venture Limited, a company incorporated under the laws of the British Virgin Islands with the principal business office at 16/F, Block A, Innovation Park, Tsinghua Science Park, Haidian District, Beijing, the People's Republic of China..

"VWAP" means, on any date, the volume weighted average trading price per ADS of the Listco as published on Bloomberg for the 30 consecutive Trading Days immediately prior to such date on the relevant Bloomberg page "VNET US Equity VWAP" (or any successor or replacement reporting entity or page).

"Warning Notice" means the warning notice to be to be entered into between the Promoter and the Lender.

2	CONSTRUCTION

2.1	Construction

(a)	Unless a contrary indication appears, any reference in a Finance Document to:

(i)	the "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" or "property" includes present and future properties, revenues and rights of every description;

(iii)	one person being "controlled" by another means that that other person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove the majority of the members of the governing body of that person or otherwise controls or has the power to control the affairs and policies of that person, and "control" shall be construed accordingly;

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated or replaced;

(v)	"guarantee" means (other than in Clause 16 (Guarantee And Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)	a "regulation" includes any regulation, rule, treaty, official directive, requirement, request, guideline or policy (whether or not having the force of law) of any Governmental Agency (and, if not having the force of law, with which responsible entities in the position of the relevant Party would normally comply);

(ix)	a provision of law or regulation is a reference to that provision as consolidated, amended, re-enacted or replaced;

(x)	a time of day is a reference to Hong Kong time;

(xi)	"law" means common law, principles of equity and laws made by legislative council (and law made by legislative council include statutes, statutory instruments and other instruments under them);

(xii)	the words "including", "for example" or "such as" when introducing an example do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(xiii)	a "derivative transaction" includes any derivative transaction entered in connection with protection against, or benefit from, fluctuation in any rate or price;

(xiv)	any thing (including an amount) is a reference to the whole and each part of it; and

(xv)	"know your customer checks" means any "know your customer" or other identification checks or procedures under any law or regulation.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender's spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(f)	In the Finance Documents, the singular includes the plural and vice versa, and references to the muscular gender includes the feminine gender and the neuter gender, and vice versa.

(g)	Unless a contrary indication appears, any reference to a "Clause", a "Sub-Clause" and a "Schedule" is a reference to a Clause or Sub-Clause or a Schedule to this Agreement.

2.2	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the "Third Parties Ordinance") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver or Delegate may, subject to this Clause 2.2 (Third party rights) and the Third Parties Ordinance, rely on any Clause of this Agreement, which expressly confers rights on it.

2.3	Currency Symbols and Definitions

(a)	"HK$" and "HK Dollars" denote the lawful currency of Hong Kong; and

(b)	"US$" or "US Dollars" means the lawful currency of the US.

Section 2
THE FACILITY

3	THE FACILITY

3.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a US Dollars term loan facility in an aggregate amount equal to the Commitment.

3.2	Obligors' Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent (the "Obligors' Agent") in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and, in each case, that Obligor shall be bound as though that Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.3	Incremental Facility

(a)	The Obligors' Agent may at any time after the date of this Agreement notify the Lender by delivery of a written request (the "Incremental Facility Request") that it wishes to increase the Commitments under this Agreement (which shall be on the same terms as, and become part of, the Facility) (being the "Incremental Facility") to be provided by the Lender on or prior to the Original Repayment Date.

(b)	The Incremental Facility shall be established upon the countersignature by the Lender of the Incremental Facility Request delivered by the Obligors' Agent to the Lender pursuant to paragraph (a) above, provided that such Incremental Facility Request specifies:

(i)	the borrower of such Incremental Facility as the Borrower;

(ii)	the aggregate Commitments with respect to such Incremental Facility;

(iii)	the Availability Period with respect to such Incremental Facility;

(iv)	the currency of such Incremental Facility;

(v)	the interest rate with respect to such Incremental Facility;

(vi)	the repayment and maturity terms with respect to such Incremental Facility; and

(vii)	any other terms applicable with respect to such Incremental Facility (other than those already set out in the then existing Finance Documents).

(c)	The consent of the Lender shall be required to establish the Incremental Facility. The Lender shall not be obliged to execute any Incremental Facility Request.

(d)	The Incremental Facility shall comply with the following requirements (unless otherwise agreed by the Lender):

(i)	on or prior to the time of establishment of such Incremental Facility, no Event of Default has occurred;

(ii)	at the time of establishment of such Incremental Facility, VWAP exceeds US$***** (subject to adjustment for share splits, share consolidations or other similar events in the same manner as set forth in the definition of Cap Price);

(iii)	the Incremental Facility shall:

(A)	rank pari passu in right of payment with the other Loans and Commitments hereunder;

(B)	have an aggregate Commitment amount that is no less than US$50,000,000;

(C)	be entitled to benefit from any guarantee provided by any Corporate Guarantor and the Personal Guarantor; and

(D)	be entitled to benefit from any Transaction Security.

(e)	The Parties shall enter into any amendment to or replacement of the Finance Documents and/or take such other action (if any) (including entering into any additional Security Documents and/or any supplemental agreements, confirmations) as is necessary as determined by the Lender, in order to facilitate the establishment of the Incremental Facility permitted by this Agreement and to give effect to the provisions of this Clause 3.3 (Incremental Facility).

(f)	If the Incremental Facility is not established on or prior to the Original Repayment Date, the Lender shall as soon as reasonably practicable after the Original Repayment Date, release 50% of the Class B Shares subject to Transaction Security on the Original Repayment Date from Transaction Security if:

(i)	VWAP on the Security Release Date exceeds US$***** (subject to adjustments for share splits, share consolidations or other similar events in the same manner as set forth in the definition of Cap Price);

(ii)	no Event of Default has occurred on or prior to the Security Release Date; and

(iii)	the Borrower prepays pursuant to paragraph (a) of Clause 8.4 (Voluntary prepayment of Loans), on or prior to the Security Release Date, at least *****% of the outstanding principal amount of the Loan together with accrued interest on the amount prepaid and all other amounts payable pursuant to the terms of the Finance Documents (including the Exit Fees (Prepayment)).

4	PURPOSE

4.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards payment of the consideration for the Acquisition payable by Beacon to Vendor under the Acquisition Agreement.

4.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5	CONDITIONS OF UTILISATION

5.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received or waived all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender.  The Lender shall notify the Borrower promptly upon being so satisfied.

5.2	Further conditions precedent

The Lender will be obliged to comply with Clause 6.4 (Availability of Loans) only if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan and none of the circumstances described in Clause 8.2 (Mandatory Prepayment - Change of control) has occurred;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects;

(c)	the representations and/or warranties deemed to be repeated by all or any of the Obligors under all or any of the Finance Documents (other than this Agreement) are true in all material respects; and

(d)	the Collateral Value on the Trading Day immediately prior to the proposed first Utilisation Date is equal to or higher than US$*****.

5.3	Maximum number of Loans

(a)	If an Incremental Facility has been established pursuant to Clause 3.3 (Incremental Facility), the Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, more than two (2) Loans would be outstanding.

(b)	In any other case, the Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than one (1) Loan would be outstanding.

Section 3
UTILISATION

6	UTILISATION

6.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request no later than five (5) Business Days prior to the proposed Utilisation Date.

6.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 6.3 (Currency and amount); and

(iii)	the account into which the proceeds of the Loan shall be deposited shall be an account opened in the name of the Borrower.

(b)	Only one Loan may be requested in each Utilisation Request.

6.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount which is equal to the Commitment.

6.4	Availability of Loans

If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

6.5	Cancellation of Available Facility

The Commitment which, at that time, is unutilised shall be immediately cancelled at 5:00 p.m. on the last day of the Availability Period.

Section 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7	REPAYMENT

7.1	Repayment of Loans

The Borrower shall repay the outstanding principal amount of the Loans and the Exit Fees (Maturity) in full on the Final Repayment Date.

7.2	Reborrowing

Unless mutually agreed by the Lender and the Borrower, the Borrower may not reborrow any part of the Facility which is repaid.

7.3	Extension of Final Repayment Date

(a)	Notwithstanding any other provisions in this Agreement, the Final Repayment Date shall only be extended to the Extended Repayment Date if:

(i)	the Borrower so requests by notice given by the Borrower which is received by the Lender not less than 90 days before the Original Repayment Date (or by such later date as the Lender may agree);

(ii)	the Lender, at its sole discretion, agrees to extend the Original Repayment Date by the date falling 15 days prior to the Original Repayment Date on such conditions as it may think fit; and

(iii)	no Default or Event of Default is continuing on the Original Repayment Date.

(b)	Any request for an extension under this Clause, once approved by the Lender at its sole discretion, is irrevocable.

(c)	There may be no more than one extension to the Final Repayment Date.

(d)	If any of the conditions set out in paragraph (a) above is not satisfied or waived by the Lender on or before the Original Repayment Date, the Final Repayment Date will remain as the Original Repayment Date and the due date of all outstanding amounts will remain unchanged.

8	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan or it is or will become unlawful for any Affiliate of the Lender or the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of such event;

(b)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

(c)	the Borrower shall repay all outstanding Loan(s), together with accrued interest and all other amounts accrued or owing to the Lender under the Finance Documents (including the Exit Fees (Termination)), on the date specified by the Lender in the notice delivered to the Borrower, provided that such date shall be no earlier than the last day of any applicable grace period permitted by law.

8.2	Mandatory Prepayment - Change of control

If a Change of Control Event occurs:

(a)	the Borrower shall immediately notify the Lender upon becoming aware of that event;

(b)	the Lender shall not be obliged to fund any Utilisation; and

(c)	the Lender may, by not less than ten (10) Business Days' notice to the Borrower, declare that all outstanding Loan(s), together with accrued interest and all other amounts accrued or owing to the Lender under the Finance Documents (including the Exit Fees (Termination)), be immediately due and payable.

For the purpose of this Agreement, "Change of Control Event" means any of the following events:

(a)	the Promoter ceasing to be the direct legal and beneficial owners of 100 per cent. of all of the equity interests (of each class) of (i) the Borrower and (ii) each Corporate Obligor (other than the Borrower) which holds any Class A Shares, or ceasing to control each Corporate Obligor;

(b)	the Promoter ceasing to be the direct legal and beneficial owner of 80 per cent. of all the equity interests (of each class) of each Corporate Obligor (other than the Borrower); and/or

(c)	any person or group of persons acting in concert (other than the Promoter or any of his Affiliates) (each, an "Outside Person") acquiring directly or indirectly beneficially an aggregate percentage of the voting power of issued share capital of the Listco (each, an "Outside Voting Block") that is greater than the aggregate percentage of the voting power of issued share capital of the Listco that is held by the Promoter and his Affiliates, provided that any increase in the percentage of the voting power of issued share capital of the Listco of any Outside Person directly caused by the issuance of new share capital of the Listco to such Outside Person after the Acquisition Completion Date shall be disregarded for the purposes of calculating the Outside Voting Block for such Outside Person.

8.3	Mandatory Prepayment – Early Termination

If an Early Termination Event occurs:

(a)	the Borrower shall promptly notify the Lender upon becoming aware of that event;

(b)	the Lender shall not be obliged to fund any Utilisation; and

(c)	the Lender shall be entitled to, by notice to the Borrower, cancel the Commitments and declare that all outstanding Loan(s), together with accrued interest and all other amounts accrued or owing to the Lender under the Finance Documents (including the Exit Fees (Termination)), shall be due and payable within ten (10) Business Days from the date of such notice to the Borrower.

For the purpose of this Agreement, "Early Termination Event" means the ADS Price and/or the Disrupted ADS Price (as applicable) is lower than US$***** (subject to adjustment for share splits, share consolidations or other similar events in the same manner as set forth in the definition of Cap Price) for two (2) consecutive Trading Days.

8.4	Voluntary prepayment of Loans

(a)	Unless the Borrower elects to make a prepayment under paragraph (b) below, the Borrower may, with the prior written consent of the Lender, prepay the whole or any part of any Loan together with accrued interest on the amount prepaid and other amounts pursuant to the terms of the Finance Documents (including the Exit Fee (Prepayment)), provided that consent of the Lender shall be deemed to be granted for any prepayment on the Security Release Date pursuant to paragraph (f) of Clause 3.3 (Incremental Facility).

(b)	On or prior to the date falling nine (9) Months after the first Utilisation Date, if no Event of Default has occurred prior to such date, without requiring the prior written consent of the Lender, the Borrower may, if it gives the Lender no less than 10 Business Days' (or such shorter period as the Lender may agree) prior notice, prepay all outstanding Loan(s) by making a payment to the Lender in an amount equal to the Make-Whole Amount (in lieu of (i) any payment or repayment of the outstanding principal amount of the Loan(s), (ii) accrued interest and (iii) the Exit Fee (Prepayment)), together with all other amounts accrued or owing to the Lender under the Finance Documents.

8.5	Restrictions

(a)	Any notice of cancellation, repayment or prepayment given by any Party under this Clause 8 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation, repayment or prepayment.

(b)	Any prepayment or repayment under this Agreement shall be made together with accrued interest on the amount prepaid or repaid and without premium or penalty, subject to payment of the applicable Exit Fees (Prepayment), Exit Fees (Termination), Exit Fees (Maturity), Minimum Return Fee and Make-Whole Amount.

(c)	The Borrower may not reborrow any part of the Facility which is repaid or prepaid.

(d)	The Borrower shall not repay or prepay all or any part of any Loan or reduce any Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	If any Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

(f)	If all or part of a Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitment (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(g)	Notwithstanding anything to the contrary in any Finance Document, the Borrower shall pay to the Lender at the time of any prepayment or repayment of any part of any Loan pursuant to paragraph (a) of Clause 8.4 (Voluntary prepayment of Loans), an amount equal to that specified in the definition of Exit Fees (Prepayment).

(h)	Notwithstanding anything to the contrary in any Finance Document, the Borrower shall pay to the Lender at the time of any prepayment or repayment of the Loan pursuant to paragraph (b) of Clause 8.4 (Voluntary prepayment of Loans), an amount equal to that specified in the definition of Make-Whole Amount.

(i)	Notwithstanding anything to the contrary in any Finance Document, the Borrower shall pay to the Lender at the time of any prepayment or repayment of any part of any Loan pursuant to Clause 8.1 (Illegality), Clause 8.2 (Mandatory Prepayment - Change of control) and/or Clause 8.3 (Mandatory Prepayment – Early Termination) and/or any payment of any part of any Loan or any other amount made pursuant to or in connection with any Acceleration Notice, an amount equal to that specified in the definition of Exit Fees (Termination).

8.6	Right of cancellation and repayment in relation to the Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 11.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from an Obligor under Clause 11.3 (Tax indemnity) or Clause 12 (INCREASED COSTS),

the Borrower may, whilst the circumstance giving rise to the requirement for that increased payment or indemnification continues, give the Lender notice of cancellation of the Commitments and its intention to procure the repayment of all outstanding Loan(s).

(b)	On receipt of a notice referred to in paragraph (a) above, the Available Commitments shall be immediately reduced to zero.

(c)	On the date falling 10 Business Days' (or such shorter period as the Lender may agree) after the Borrower has given notice under paragraph (a) above, the Borrower shall pay or repay to the Lender an amount equal to the lower of:

(i)	the amount which would have been payable if the principal amount of all outstanding Loan(s) being prepaid pursuant to Clause 8.6 (Right of cancellation and repayment in relation to the Lender) had been prepaid pursuant to paragraph (a) of Clause 8.4 (Voluntary prepayment of Loans) instead; and

(ii)	the amount which would have been payable if the principal amount of all outstanding Loan(s) being prepaid pursuant to Clause 8.6 (Right of cancellation and repayment in relation to the Lender) had been prepaid pursuant to paragraph (b) of Clause 8.4 (Voluntary prepayment of Loans) instead.

Section 5
COSTS OF UTILISATION

9	INTEREST

9.1	Calculation of interest

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9.2	Payment of interest

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9.3	Default interest

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10	FEES

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Section 6
ADDITIONAL PAYMENT OBLIGATIONS

11	TAX GROSS UP AND INDEMNITIES

11.1	Tax definitions

(a)	In this Clause 11:

"FATCA Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 11.8 (FATCA Deduction and gross up by Obligor ) of Clause 11.9 (FATCA Deduction by the Lender).

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means an increased payment made by an Obligor to the Lender under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	All payments to be made by an Obligor to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case if such Tax is not an Excluded Tax, then the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower and the relevant Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Without prejudice to Clause 11.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax, if such Tax is not an Excluded Tax or a Tax imposed under FATCA, on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within ten (10) Business Days of demand of the Lender, promptly indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	If the Lender makes or intends to make a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

11.4	Tax credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if it is not an FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is or has become a US Tax Obligor, or where the Lender reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, then the Lender shall provide to the Borrower:

(i)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or

(ii)	any withholding statement and other documentation, authorisations and waivers as the Lender may require to certify or establish the status of the Lender under FATCA or that other law or regulation.

(f)	The Lender shall not be liable for any action taken by it under or in connection with paragraph (e) above.

(g)	If any withholding certificate, withholding statement, document, authorisation and waiver provided to the Borrower pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, the Lender must promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation and waiver or promptly notify the Borrower in writing of its legal inability to do so. The Lender shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) and (g).

11.6	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within ten (10) Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to any stamp duty, registration or other similar Taxes payable in respect of any Finance Document.

11.7	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

11.8	FATCA Deduction and gross up by Obligor

(a)	If an Obligor becomes aware that it is required to make a FATCA Deduction, that Obligor must make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)	If a FATCA Deduction is required to be made by an Obligor, other than as a result of a failure by the Lender to comply with FATCA, the amount of the payment due from that Obligor must be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	The Borrower must promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate of the basis of a FATCA Deduction) notify the Lender accordingly. Similarly, the Lender must also notify the Borrower and that Obligor upon the Lender becoming so aware in respect of a payment payable to it.

(d)	Within 30 days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment must deliver to the Lender evidence reasonably satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

11.9	FATCA Deduction by the Lender

The Lender may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Lender shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.  The Lender must, when it becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction), notify that Party.

12	INCREASED COSTS

12.1	Increased costs

(a)	Subject to Clause 12.3 (Exceptions) the Borrower shall, within ten (10) Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

made after the date of this Agreement. The terms "law" and "regulation" in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax and capital requirements, leverage ratio, liquidity standards or other standards, rules or requirements under or following Basel III as published by the Basel Committee on Banking Supervision (as amended, supplement restated)).

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document or any participation of the Lender in any Loan or Unpaid Sum.

(c)	In this Agreement "Basel III" means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to or known as "Basel III".

12.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 12.1 (Increased costs), it shall notify the Borrower of the event giving rise to the claim.

12.3	Exceptions

(a)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by an Obligor or the Lender;

(iii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 11.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

(b)	In this Clause 12.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 11.1 (Tax definitions).

13	MITIGATION BY THE LENDER

13.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 11 (Tax Gross Up And Indemnities) or Clause 12 (Increased Costs), including:

(i)	providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of liability

(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

13.3	Conduct of business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

14	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

(iii)	that Obligor shall as an independent obligation, within ten (10) Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	Payment of an amount in a currency other than the due currency does not discharge the amount except to the extent of the amount of the due currency actually obtained when the recipient converts the amount received into the due currency.

14.2	Other indemnities

The Borrower shall, within ten (10) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)	funding, or making arrangements to fund a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement including where conditions to funding have not been fulfilled either by the time required under this Agreement or by any later time specified by the Lender (other than by reason of default or negligence of the Lender alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)	the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of the Lender. Any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this Clause 14.2 (Other indemnities).

14.3	Indemnity to the Lender

The Borrower shall, within ten (10) Business Days of demand, indemnify the Lender against:

(a)	any cost, loss or liability incurred by the Lender as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	any failure by an Obligor to comply with its obligations under Clause 15 (Costs And Expenses);

(iii)	acting or relying on any notice, request or instruction by an Obligor which it reasonably believes to be genuine, correct and appropriately authorised;

(iv)	the taking, holding, protection or enforcement of the Transaction Security; or

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

The Borrower shall expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 14.3 will not be prejudiced by any release or disposal under any of the Finance Documents.

15	COSTS AND EXPENSES

15.1	Transaction expenses

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15.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within ten (10) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender, any Receiver or Delegate in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement and preservation costs

The Borrower shall, within ten (10) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

Section 7
GUARANTEE

16	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Lender punctual performance by each Obligor of all that Obligor's obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document (or anything which would have been due if the Finance Document or the amount was enforceable, valid and not illegal), that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Lender that, if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability which the Lender incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee, undertaking and indemnity is a continuing guarantee, undertaking and indemnity and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of each Guarantor under this Clause 16 will not be affected by any act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or other concession or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any death, incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or Security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security;

(g)	any set off, combination of accounts or counterclaim;

(h)	any insolvency or similar proceedings;

(i)	this Agreement or any other Finance Document not being executed by or binding against any Obligor or any other party;

(j)	any assignment or other dealing with this guarantee, undertaking and indemnity or any Finance Document;

(k)	any law or regulation of any jurisdiction or any event affecting any term of any obligation guaranteed or expressed to be guaranteed by any Guarantor;

(l)	any governmental orders or decrees of any jurisdiction that may otherwise affect the currency in which any payment under any Finance Document is or may be made; or

(m)	any other circumstance that might constitute a defence of any Obligor or any other person.

References in Clause 16.1 (Guarantee and indemnity) to obligations of an Obligor or amounts due will include what would have been obligations or amounts due but for any of the above, as well as obligations and amounts due which result from any of the above.

16.5	Guarantor Intent

Without prejudice to the generality of Clause 16.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business, acquisitions of any nature, increasing working capital, enabling investor distributions to be made, carrying out restructurings, refinancing existing facilities, refinancing any other indebtedness, making facilities available to new borrowers, any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

16.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from such Guarantor under this Clause 16.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 16.

16.8	Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor shall:

(a)	exercise any rights or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

(i)	to be indemnified by any Obligor, or any provider of Security for the Obligor's obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16;

(ii)	to claim any contribution from any other guarantor of or provider of Security for any Obligor's obligations under the Finance Documents; or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 16 (Guarantee And Indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with the Lender;

(b)	exercise a right of proof or claim in any form of administration of any Obligor or guarantor of or any provider of Security for any Obligor's obligations under the Finance Documents (including in any liquidation, winding up, bankruptcy, voluntary administration, dissolution or receivership or any analogous process) or exercise any vote or other rights in respect of, any indebtedness of any nature owed to it by the Borrower or the other Obligors; or

(c)	reduce its liability under this guarantee, undertaking or indemnity by claiming that it or any Obligor or any other person has a right of set-off or counterclaim or any other right against the Lender.

If any Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Lender, and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 25 (Payment Mechanics).

16.9	No set-off against assignees

If the Lender assigns or otherwise deals with its rights under the Finance Documents, no Guarantor shall claim against any assignee (or any other person who has an interest in this guarantee, undertaking and indemnity) any right of set-off or counterclaim or any other right any Guarantor has against the Lender.

16.10	Additional security

This guarantee, undertaking and indemnity is in addition to and is not in any way prejudiced by any other guarantee, undertaking and indemnity or Security now or subsequently held by the Lender.

Section 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17	REPRESENTATIONS

Each Obligor which is a party to this Agreement makes the representations and warranties set out in this Clause 17 to the Lender on the date of this Agreement and on the date of each Utilisation and, in the case of the Repeating Representations on the other dates set out in Clause 17.30 (Repetition).

17.1	Status

(a)	In respect of each Corporate Obligor, it is a limited liability corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)	In respect of the Personal Guarantor, he is a natural person with full civil capacity and has the qualification and ability to sign and perform his obligations under the Finance Documents;

(c)	In respect of each Corporate Obligor, each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(d)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(e)	It is not a FATCA FFI or a US Tax Obligor.

17.2	Binding obligations

(a)	Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

(b)	Without limiting the generality of paragraph (a) above, each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	in respect of a Corporate Obligor, its and each of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets,

nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

17.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

(c)	The entry into the Finance Documents to which it is a party and the transactions contemplated therein (including the creation of any Security therein) is in its best interests and for its commercial benefit, and is a proper exercise of its powers.

17.5	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party;

(ii)	to ensure the Finance Documents to which it is a party are legal, valid, binding and enforceable, and admissible in evidence in its Relevant Jurisdiction;

(iii)	for it and its Subsidiaries to carry on their business, and which are material; and

(iv)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect, save for, in the case of paragraph (iv) above, complying with any applicable Security Perfection Requirements.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.

(c)	The Group has obtained all Authorisations required to be obtained by them with respect to the Acquisition and all such Authorisations are valid and subsisting.

17.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents to which it is a party will be recognised and enforced in its Relevant Jurisdiction.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdiction.

17.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 21.7 (Insolvency proceedings); or

(b)	creditors' process described in Clause 21.8 (Creditors' process),

has been taken or, to the knowledge of the Obligors, threatened in relation to any Obligor or any Group Member and none of the circumstances described in Clause 21.6 (Insolvency) applies to any Obligor or any Group Member.

17.8	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any Tax Deduction from any payment it may make under any Finance Document.

17.9	No filing or stamp taxes

It is not necessary under the laws of its or each of the Obligors' and each Group Members' Relevant Jurisdictions that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except (a) for the Security Perfection Requirements and the registration fees associated with the Security Perfection Requirements, (b) that Cayman Islands stamp duty will be payable on any Finance Document that is executed in, brought into or submitted in evidence in a court of, the Cayman Islands, and (c) if applicable, the filing of the transactions contemplated under this Agreement with the NDRC pursuant to NDRC Circular 2044 and any implementation rule or regulation in connection with NDRC Circular 2044 which filing will be made promptly in accordance with the terms of this Agreement.

17.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation, or entry into or performance of the transaction contemplated by the Finance Documents.

(b)	No other event or circumstance is outstanding which constitutes a default under any law or regulation, agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

17.11	No misleading information

(a)	Any factual information provided by or on behalf of any Obligor or any member of the Group in connection with the Facility or otherwise provided in connection with the Finance Documents or the transactions they contemplate (excluding financial projections) was true and accurate in all material respects as of the date it was provided or as of the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of any Obligor or any other member of the Group has been prepared by appropriately qualified persons on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	In relation to any information provided in connection with the Finance Documents or the transactions they contemplate, nothing has occurred or been omitted, and no information has been given or withheld that results in the information provided being untrue or misleading in any material respect.

(d)	All information supplied by any member of the Group was true, complete and accurate in all material respects as of the date it was given and was not misleading in any respect.

17.12	Financials

(a)	Each of the Listco's financial statements most recently published and/or made publically available (on the Designated Exchange or otherwise) has been prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	Each of the Listco's financial statements most recently published and/or made publically available (on the Designated Exchange or otherwise) give a true and fair view of its consolidated financial condition and operations during the relevant financial year or period save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in the assets, business or financial condition of each Obligor (or the assets, business or consolidated financial condition of the Group) since the date of this Agreement.

17.13	Pari passu ranking

(a)	Each Security Document creates (or, once entered into, will create) in favour of the Lender the Security which it is expressed to create with first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14	No proceedings pending or threatened

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or Governmental Agency affecting it or any of its Subsidiaries or their assets which, if adversely determined, might reasonably be expected to have a Material Adverse Effect (either alone or together with other decisions) have been started or threatened against it or any of its Subsidiaries.

(b)	No judgment or order of a court, arbitral body, tribunal or agency or any order or sanction of any governmental or other regulatory body which, if adversely determined, are reasonably likely to have a Material Adverse Effect has or have been made against its or any of its Subsidiaries.

17.15	Authorised signatures

Each person specified as its authorised signatory under Schedule 1 (Conditions Precedent) or Clause 18.1 (Information: miscellaneous) is authorised to sign all Utilisation Requests (in the case of the Borrower only) and other notices and other documents on its behalf under or in connection with the Finance Documents.

17.16	Benefit

It benefits by entering into the Finance Documents to which it is a party.

17.17	No immunity

Neither it nor any of its Subsidiaries or their assets has immunity from the jurisdiction of a court or from legal process.

17.18	Environmental laws

(a)	Each Obligor is in compliance with Clause 20.8 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

17.19	Taxation

(a)	None of the Obligors or Group Members are materially overdue in the filing of any Tax returns and no such person is overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or any Group Member with respect to Tax which would reasonably be expected to have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in its jurisdiction of incorporation.

17.20	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

17.21	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group or any Obligor other than the Permitted Security.

(b)	No member of the Group and no Obligor has any Financial Indebtedness outstanding other than as permitted by this Agreement.

(c)	All Class A Shares and Class B Shares which are subject to Transaction Security in favour of the Lender pursuant to any of the Security Documents are in registered form and recorded on the Listco's register of members maintained by the Listco Registrar in the Cayman Islands.

(d)	All shares which are subject to Transaction Security in favour of the Lender pursuant to any of the Security Documents (i) have been duly authorised and are validly issued, fully paid, and are non-assessable and not subject to any option to purchase or any pre-emptive rights or similar rights, (ii) are not subject to any shareholders' agreement, investor rights agreements, lock up agreement, or any other similar agreements or any voting or other contractual restrictions other than the Transaction Security and (iii) to the best of its knowledge, freely transferable and not subject to any transfer restrictions (other than any transfer restrictions imposed by the securities law of the relevant jurisdiction governing such transfer).

(e)	The Spousal Consent has been or will be personally sent by the legal spouse of the Personal Guarantor from the email address lingh996@gmail.com, which is an email address owned and controlled by the legal spouse of the Personal Guarantor.

17.22	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of the assets necessary to carry on its business as presently conducted.

17.23	Legal and beneficial ownership

Each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

17.24	Solvency

It is able to meet its obligations and pay its debts as they fall due, and it has not admitted any inability to pay its debts as they fall due and has not suspended making payments on any of its debts.

17.25	Acquisition Agreement

(a)	The Acquisition Agreement and all ancillary documents thereto contain all the terms of the Acquisition.

(b)	None of the Acquisition Agreement or the terms therein have been amended, varied or modified, and the Borrower has not waived any of its rights under or pursuant to the Acquisition Agreement.

(c)	The Borrower has not assigned, transferred or otherwise disposed of any of its rights or obligations under the Acquisition Agreement except pursuant to the Finance Documents.

17.26	Anti-bribery laws

(a)	Neither it nor any Affiliate is aware of or has taken any action, directly or indirectly, that would result in a violation of or has violated the U.S. Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act 2010, as amended, or any other applicable anti-bribery or anti-corruption laws, including, without limitation, using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from corporate funds, nor has it or any Affiliate offered, paid, promised to pay, or authorised the payment of any money, or offered, given, promised to give, or authorised the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any government entity, to any political party or official thereof or to any candidate for political office (individually and collectively, a "Government Official") or to any person under circumstances where it or such Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of::

(i)	influencing any act or decision of such Government Official in his official capacity;

(ii)	inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(iii)	securing any improper advantage; or

(iv)	inducing such Government Official to influence or affect any act or decision of any government entity, in order to assist it or any other member of the Group or their Affiliates in obtaining or retaining business for or with, or directing business to it or such member of the Group or their Affiliates or in connection with receiving any approval of the transactions contemplated in this Agreement.

(b)	Neither it nor any Affiliate has accepted anything of value for any of the purposes listed in subparagraphs (i) to (iv) of paragraph (a) above.

17.27	OFAC

Neither it nor any Affiliate and no person who owns or controls it or an Affiliate, is the subject of any sanctions administered by the OFAC, or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty's Treasury or any other relevant government or agency and is not engaged in any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended, the Iran Threat Reduction and Syria Human Rights Act, the U.S. Trading With the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the Iran Freedom and Counterproliferation Act, any of the foreign assets control regulations of the U.S. Department of the Treasury (including, without limitation, 31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (collectively, "Sanctions").

17.28	Anti-money laundering

Its operations and the operations of the Group and its Affiliates are and have been conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions, including, without limitation, all anti-money laundering laws of the U.S., the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, "Money Laundering Laws"); and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body with authority to administer or enforce Money Laundering Laws, or any arbitrator appointed or authorised by the same, involving it or any other member of the Group.

17.29	[Reserved]

17.30	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, each Utilisation Date and the first day of each Month.

17.31	Reliance

Each Obligor acknowledges that the Lender has entered into the Finance Documents in reliance on the representations and warranties in this Clause 17.

18	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents that are not publicly dispatched by any Corporate Obligor and the Listco to their respective shareholders (or any class of them) or any Obligor's creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Corporate Obligor, and which might, if adversely determined, have a Material Adverse Effect (either alone or together with other such adverse determinations);

(c)	promptly, such information as the Lender may reasonably require about the Secured Property and compliance of the Obligors with the terms of any Security Documents;

(d)	promptly, such further information regarding the financial condition, business and operations of any Corporate Obligor or any member of the Group as the Lender may reasonably request; and

(e)	promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor (whose specimen signature has previously been provided to the Lender) accompanied by specimen signatures of any new authorised signatories.

18.2	Notification of default

(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by its director on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.3	"Know your customer" checks

Each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender)) in order for the Lender or any prospective new Lender to conduct any and be satisfied it has complied with all necessary "know your customer" or other similar procedures under applicable laws and regulations.

18.4	Access to books and records

Upon the request of the Lender, the Borrower shall provide the Lender and any of its representatives, professional advisers and contractors with access to and permit inspection by them of the assets, premises, books and records of any member of the Group in each case at reasonable times and upon reasonable notice.

19	MARGIN CALL

19.1	Margin call

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20	GENERAL UNDERTAKINGS

Unless mutually agreed by the Lender and the Borrower, the undertakings in this Clause 20 are made by each Obligor party to this Agreement and shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required or desirable under any law or regulation of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents, to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document and to carry on its business.

20.2	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations (including laws and regulations relating to the Environment and any applicable regulations promulgated from time to time by SAFE, NDRC and any other Governmental Agency in the PRC) to which it or its assets may be subject, if failure so to comply has, or is likely to have a Material Adverse Effect.

20.3	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Negative pledge

In this Clause 20.4, "Quasi Security" means an arrangement or transaction described in paragraph (b)(i) to (iv) below.

(a)	No Corporate Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Corporate Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets, on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising or securing Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to the Permitted Security.

20.5	Disposals

(a)	No Corporate Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, license, transfer or otherwise dispose of any asset or any interest in any asset except pursuant to the Finance Documents.

(b)	Paragraph (a) above does not apply to (i) any Conversion and/or (ii) any transfer of Class A Shares, Class B Shares and/or ADSs of the Listco by a Corporate Obligor (other than the Borrower) to the Borrower provided that (x) all such Class A Shares and/or Class B Shares of the Listco are subject to Transaction Security and in form and substance satisfactory to the Lender and the Lender is provided with all documents, notices, other evidence as required under the relevant Security Document(s) and any security confirmations as may be required by the Lender and (y) all such ADSs of the Listco are registered by the Depositary in the name of the Lender for the benefit of the Borrower (or the relevant Obligor) and subject to Transaction Security not prohibited by the Depositary and in form and substance satisfactory to the Lender and the Lender is provided with all documents, notices, other evidence as required under the relevant Security Document(s) and any security confirmations as may be required by the Lender.

20.6	Merger

No Corporate Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction other than (in relation to the Borrower) the Acquisition.

20.7	Acquisitions and Joint Ventures

No Corporate Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(a)	acquire any company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them);

(b)	incorporate a company; or

(c)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any joint venture,

other than any Permitted Holding Company Activity.

20.8	Environmental Compliance

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits, implement procedures to monitor compliance with and to prevent liability thereunder and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits.

20.9	Environmental Claims

Each Obligor shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced, is pending or (to the best of such Obligor's knowledge and belief) is threatened against any member of the Group, or

(b)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Group,

in each case where such Environment Claim might reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

20.10	Subordination

The Borrower ensure that any loan granted or to be granted by another member of the Group or a shareholder of the Borrower to the Borrower is subordinated to the Borrower's obligations owed to the Lender and to the respective rights and claims of the Lender, in each case under or in connection with the Finance Documents, on terms satisfactory to the Lender.

20.11	Insurance

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

20.12	Financial Indebtedness

No Corporate Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or permit to subsist any Financial Indebtedness other than any Financial Indebtedness incurred or subsisting under a Finance Document or in connection with a Permitted Holding Company Activity.

20.13	Loans

No Corporate Obligor shall (and the Borrower shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness other than any Permitted Holding Company Activity.

20.14	Guarantees

No Corporate Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee or indemnity (except as required under any of the Finance Documents) or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person other than any guarantee, indemnity or lability incurred in connection with a Permitted Holding Company Activity.

20.15	Arm's Length Basis

No Corporate Obligor shall (and the Borrower shall ensure that no member of the Group will) enter into any transaction with any person except on arm's length terms and for full market value.

20.16	[Reserved]

20.17	Application of FATCA

The Borrower must procure that no Obligor shall become a FATCA FFI or a US Tax Obligor.

20.18	Dividends Distribution

The Corporate Obligors shall not:

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its issued shares or share capital (as applicable) (or any class of thereof);

(b)	pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease any Financial Indebtedness owing to any direct or indirect shareholder of any Obligor or any Group Member or any Affiliate of any such person;

(c)	repay or distribute any dividend or share premium reserve;

(d)	pay or allow any Obligor or any member of the Group to pay any management, advisory or other fee to or to the order of any direct or indirect shareholders of the Obligors or any Group Member or any Affiliate of such person; or

(e)	redeem, repurchase, defease, retire or repay any of its issued shares or share capital (as applicable) or resolve to do so,

each, a "Distribution", other than any Distribution in connection with a Permitted Holding Company Activity.

20.19	Anti-bribery laws

(a)	Each Obligor shall not (and the Corporate Obligors shall procure that no member of the Group or their Affiliates will) take any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act 2010, as amended, or any other applicable anti-bribery or anti-corruption laws, including, without limitation, using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from corporate funds, and it shall not (and shall procure that no Affiliate will) offer, pay, promise to pay, or authorise the payment of any money, or offer, give, promise to give, or authorise the giving of anything of value, to any Government Official or to any person under circumstances where it or such Affiliate knows or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of::

(i)	influencing any act or decision of such Government Official in his official capacity;

(ii)	inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(iii)	securing any improper advantage; or

(iv)	inducing such Government Official to influence or affect any act or decision of any government entity, in order to assist any Obligor or any other member of the Group or their Affiliates in obtaining or retaining business for or with, or directing business to such Obligor or such member of the Group or their Affiliates or in connection with receiving any approval of the transactions contemplated in this Agreement.

(b)	The Obligors shall not (and shall procure that no Affiliate will) accept anything of value for any of the purposes listed in sub-paragraphs (i) to (iv) of paragraph (a) above.

20.20	OFAC

(a)	Each Obligor shall ensure that no amounts borrowed under any Facility will, directly or indirectly, be used, lent, contributed or otherwise made available to any person, for the purpose funding or facilitating any activities or business or transactions in any country sanctioned by OFAC, or for the purpose of funding any operations, or financing any investments in, or making payments to, any person subject to any Sanctions and such use of proceeds will be in compliance with and will not result in the breach by any person of the Sanctions.

(b)	Each Obligor shall not (and shall procure that no member of the Group or their Affiliates will) engage, directly or indirectly, in any other activities that would result in a violation of Sanctions by any person.

20.21	Anti-money laundering

Each Obligor shall (and the Corporate Obligors shall procure that each member of the Group and their Affiliates will) conduct its operations at all times in compliance with applicable anti-money laundering statutes of all jurisdictions, including, without limitation the Money Laundering Laws.

20.22	Provision of MNPI

(a)	The Obligors shall not provide the Lender or its Affiliates with MNPI in any document or notice required to be delivered pursuant to any Finance Document or communication in connection with any Finance Document (each a "Communication") without:

(i)	first notifying the Lender in writing that the Communication that that Obligor is about to deliver contains MNPI; and

(ii)	the Lender giving written confirmation that it wishes to receive such information and instructing that Obligor to whom such information shall be delivered.

(b)	If the Lender has refused to receive such MNPI, the Obligors shall only deliver the Communication to the extent that it does not contain MNPI, in which event the Obligors shall not be deemed to have breached paragraph (a) above.

20.23	[Reserved]

20.24	Further assurance

(a)	The Obligors shall (and shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may specify (and in such form as the Lender may require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender or any Delegate provided by or pursuant to the Finance Documents or by law;

(ii)	to complete the Security Perfection Requirements within the time prescribed by the laws of any Relevant Jurisdiction;

(iii)	to confer on the Lender or confer on any Delegate, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iv)	to facilitate the realisation or enforcement of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	The Obligors shall (and shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender or any Delegate by or pursuant to the Finance Documents.

20.25	Conditions Subsequent

(a)	Each Obligor (other than the Borrower) shall, within five (5) Business Days following the Acquisition Completion Date, transfer all of its Class A Shares (including the Acquisition Shares acquired by Beacon on the Acquisition Completion Date) to the Borrower and procure that all such Class A Shares transferred to the Borrower are subject to Transaction Security in form and substance satisfactory to the Lender and the Lender is provided with all documents, notices, other evidence as required under the relevant Security Document(s) and any security confirmations as may be required by the Lender.

(b)	Upon written notice from the Lender from time to time, the Borrower shall within 25 Business Days (in the case of the first such written notice from the Lender) or within 10 Business Days (in the case of any subsequent written notice from the Lender), or in each case, such longer period as agreed between the Lender and the Borrower (each acting reasonably), at the cost and expense of the Lender, convert all or part of its Class A Shares of the Listco subject to Transaction Security into ADSs of the Listco and procure that all such ADSs are registered by the Depositary in the name of the Lender for the benefit of the Borrower and subject to Transaction Security not prohibited by the Depositary and in form and substance satisfactory to the Lender and provide the Lender with all documents, notices, other evidence as required under the relevant Security Document(s) and any security confirmations as may be required by the Lender.

(c)	Upon written notice from the Lender from time to time, the Obligors shall procure that the Listco uses its best efforts to complete all such Conversions within 25 Business Days (in the case of the first such written notice from the Lender) or within 10 Business Days (in the case of any subsequent written notice from the Lender), or in each case, such longer period as agreed between the Lender and the Borrower (each acting reasonably), and each Obligor shall (and shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as necessary or desirable for the purpose of the creation, perfection, protection or maintenance of any such Transaction Security (including the Class A Shares and ADSs of the Listco subject to such Transaction Security), including the delivery of such signed but undated documents set out or referred to in the Conversion Procedures or otherwise deemed necessary or desirable by the Lender in connection with the Conversion or enforcement of such Transaction Security.

(d)	Upon written notice from the Lender from time to time, the Borrower shall, within 25 Business Days (in the case of the first such written notice from the Lender) or within 10 Business Days (in the case of any subsequent written notice from the Lender), or in each case, such longer period as agreed between the Lender and the Borrower (each acting reasonably), provide the Lender with the Depositary Confirmation Letter, the Registrar Confirmation Letter, copies of signed but undated documents set out or referred to in the Conversion Procedures as may be required under the Depositary Confirmation Letter and the Issuer Acknowledgement Letter, and any other document the Lender reasonably requests in connection with any Conversion or other transaction in connection with the Depositary, Class A Shares, Class B Shares and the ADSs contemplated under the Finance Documents, in each case, in form and substance satisfactory to the Lender.

(e)	The Borrower shall, within 10 Business Days of the date of this Agreement, provide the Lender with the Issuer Acknowledgment Letter, in form and substance satisfactory to the Lender and substantially similar to the agreed form Issuer Acknowledgment Letter delivered pursuant to paragraph 3(m) of Schedule 1 (Conditions Precedent).

(f)	The Borrower may, from time to time and at the cost of the Borrower, request that any Class B Shares subject to Transaction Security be released from Transaction Security, and the Lender shall promptly release such Transaction Security on terms satisfactory to the Lender (acting reasonably), provided that prior to any such release, the Obligors shall procure such number of ADSs equal to the number of ADSs that would have been created if such Class B Shares of the Listco to be released had been converted into Class A Shares of the Listco and such Class A Shares of the Listco had been converted into ADSs of the Listco (rounding up if such number is not an integer) to be issued in the name of the Lender for the benefit of the relevant Obligor (or in such other manner as may be approved by the Lender) and subject to Transaction Security not prohibited by the Depositary in form and substance satisfactory to the Lender and the Lender is provided with all documents, notices, other evidence as required under the relevant Security Document(s) and any security confirmations as may be required by the Lender.

(g)	Each of the Lender and each Obligor hereby agrees to use its best efforts, to negotiate in good faith and to allocate sufficient resources and personnel with a view to agreeing and executing:

(i)	the final form of a facility agreement (in form and substance substantially similar to this Agreement, subject to amendments required to reflect the same economic benefits to the Lender and the Borrower and the intention of the Lender and the Borrower as of the date of this Agreement as if this Agreement had been extended in accordance with Clause 7.3 (Extension of Final Repayment Date)) (the "Refinancing Agreement" and the financing thereunder, the "Refinancing Facility") between the Lender (or any other person designated by the Lender) as lender (such lender, the "Refinancing Lender") and the Obligors (the borrower under the Refinancing Agreement, the "Refinancing Borrower") for the purposes of refinancing the Facility; and

(ii)	the final form of a facility agreement (in form and substance substantially similar to this Agreement, subject to amendments required to reflect the same economic benefits to the Lender and the Borrower and the intention of the Lender and the Borrower as of the date of this Agreement as if this Agreement had been extended in accordance with Clause 7.3 (Extension of Final Repayment Date)) (the "Second Refinancing Agreement") between the Lender (or any other person designated by the Lender) as lender (such lender, the "Second Refinancing Lender") and the Obligors (the borrower under the Second Refinancing Agreement, the "Second Refinancing Borrower") for the purposes of refinancing the Refinancing Facility, in each case, within 5 Business Days of the date of this Agreement.

(h)	If the Refinancing Facility Agreement has been entered into but:

(i)	the Refinancing Lender fails to make its participation in the refinanced loan available after receiving a utilisation request from the Refinancing Borrower under or pursuant to the Refinancing Agreement, unless such Refinancing Lender is not required under the Refinancing Agreement to make its participation available due to the failure of the Refinancing Borrower and/or other obligors to satisfy all conditions precedent and any other requirements to utilisation as specified in the Refinancing Agreement, notwithstanding any other provision to the contrary in this Agreement, the amount of Exit Fees (Maturity) payable by the Borrower pursuant to Clause 7.1 (Repayment of Loans) of this Agreement on the Final Repayment Date shall be reduced to 33 per cent. of the Exit Fees (Maturity); or

(ii)	the Refinancing Borrower fails to utilise in full the commitments provided by the Refinancing Lender under the Refinancing Agreement, unless such failure to utilise is solely a result of the Refinancing Lender's failure to fund as described in paragraph (g)(i) above, notwithstanding any other provision to the contrary in this Agreement, the amount of Exit Fees (Maturity) payable by the Borrower pursuant to Clause 7.1 (Repayment of Loans) of this Agreement on the Final Repayment Date shall be increased to 167 per cent. of the Exit Fees (Maturity).

(i)	If the Second Refinancing Agreement has been entered into but:

(i)	The Second Refinancing Lender fails to make its participation in the refinanced loan available after receiving a utilisation request from the Second Refinancing Borrower under or pursuant to the Second Refinancing Agreement, unless such Second Refinancing Lender is not required under the Second Refinancing Agreement to make its participation available due to the failure of the Second Refinancing Borrower and/or other obligors to satisfy all conditions precedent and any other requirements to utilisation as specified in the Second Refinancing Agreement, notwithstanding any other provision to the contrary in this Agreement or the Refinancing Agreement, the amount of Exit Fees (Maturity) payable by the Refinancing Borrower pursuant to the Refinancing Agreement shall be reduced to 33 per cent. of the Exit Fees (Maturity) as specified in the Refinancing Agreement; or

(ii)	the Second Refinancing Borrower fails to utilise in full the commitments provided by the Second Refinancing Lender under the Second Refinancing Agreement, unless such failure to utilise is solely a result of the Second Refinancing Lender's failure to fund as described in paragraph (h)(i) above, notwithstanding any other provision to the contrary in the Refinancing Agreement, the amount of Exit Fees (Maturity) payable by the Refinancing Borrower pursuant to the Refinancing Agreement shall be increased to 167 per cent of the Exit Fees (Maturity) as specified in the Refinancing Agreement.

20.26	Right of First Offer

(a)	If at any time prior to the date falling 12 Months after the initial Utilisation Date, any Obligor (or any of their respective Affiliates) desires to acquire any shares of the Listco (whether in the form of ADSs or otherwise) (a "New Acquisition") from the Vendor (or its Affiliates) and intends to incur Financial Indebtedness (a "New Financing") in connection with such acquisition, the Borrower shall provide written notice to the Lender (the "ROFO Notice") setting forth (i) the number and type of shares of the Listco proposed to be acquired and (ii) the proposed purchase price in cash per share of the Listco (the "Financing Terms"), in each case, in connection with such acquisition.

(b)	For a period of 20 Business Days after the receipt of the ROFO Notice (the "ROFO Offer Period"), the Lender may offer to any Obligor or Affiliate of any Obligor to provide such New Financing on terms satisfactory to the Lender (the "ROFO Offer"). Such Obligor or Affiliate shall use all reasonable efforts to assist with and provide any information required by the Lender to provide a ROFO Offer and consider the Lender's ROFO Offer (if any) in good faith.

(c)	If the Lender fails to make a ROFO Offer during the ROFO Offer Period or such Obligor or Affiliate rejects the ROFO Offer, such Obligor or Affiliate shall be permitted to consummate a New Financing on terms no less favourable to such Obligor or Affiliate as the terms set forth in the ROFO Offer (if any), with such New Financing consummated within 40 Business Days following later of the expiry of the ROFO Offer Period or rejection of the ROFO Offer by such Obligor or Affiliate. If such New Financing is not consummated within such 40 Business Day period, such Obligors or Affiliate may not consummate such New Financing without again complying with this Clause 20.26.

(d)	If such Obligor or Affiliate accepts a ROFO Offer, such Obligor or Affiliate and the Lender shall engage in good faith discussions with respect to the arrangement of one or more credit facilities for such Obligor or Affiliate on terms substantially similar to the terms provided in the ROFO Offer, the proceeds of which will be applied towards the New Acquisition, and shall use commercially reasonable efforts to consummate such New Financing within 40 Business Days (or such longer period as agreed between such Obligor or Affiliate and the Lender) following the expiry of the applicable ROFO Offer Period.

20.27	Bearer Shares

Beacon shall not, and the Obligors shall procure that Beacon does not, issue any Bearer Shares.

21	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 21 (other than 21.19 (Acceleration)) is an Event of Default.

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable.

21.2	Margin Call

Any requirement of Clause 19 (Margin Call) is not satisfied.

21.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 19 (Margin Call).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (i) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or (ii) is or proves to have been fraudulent in a legal proceeding.

21.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group or any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group or any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group or any Corporate Obligor is cancelled or suspended by a creditor of any member of the Group or any Corporate Obligor as a result of an event of default (however described).

(d)	Any creditor of any member of the Group or any Corporate Obligor becomes entitled to declare any Financial Indebtedness of such member of the Group or such Corporate Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

except where the aggregate of all such Financial Indebtedness is less than US$2,500,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)	Any Corporate Obligor or a member of the Group is or is presumed or deemed under applicable law to be unable to pay or admits inability to pay its debts as they fall due, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Obligors (taken as a whole) is less than its liabilities (taken as a whole) (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or a member of the Group.

(d)	The Promoter is bankrupt under the laws of any jurisdiction.

(e)	The Promoter becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due.

21.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group or any Obligor, or an assignment for the benefit of creditors generally of any member of the Group or any Obligor or a class of such creditors;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group or an Obligor, or any analogous procedure or step is taken in any jurisdiction,

provided that it shall not be an Event of Default under this paragraph (a) of Clause 21.7 (Insolvency proceedings):

(i)	if any corporate action, legal proceedings or other procedure or step specified in this paragraph (a) with respect to the Promoter (but not any other Obligor) is frivolous or vexatious, or is being contested in good faith, and (in each case), is discharged, stayed or dismissed within 20 Business Days of commencement; or

(ii)	if the aggregate value of any and all claims under any corporate action, legal proceedings or other procedure or step specified in this paragraph (a) with respect to the Promoter (but not any other Obligor) does not exceed US$5,000,000 (or its equivalent in any other currency or currencies).

(b)	The Promoter is the subject of a bankruptcy petition or order or any person has presented a petition for the Promoter's bankruptcy or any order has been made for the Promoter's bankruptcy under the laws of any jurisdiction or a trustee in bankruptcy has been appointed or an application for that purpose has been made or a notice of intention to appoint a trustee in bankruptcy has been given in accordance with any applicable law or regulation in relation to the Promoter.

21.8	Creditors' process

Any expropriation, attachment, sequestration, distress, execution or any analogous procedure in any jurisdiction affects any asset or assets of a member of the Group or any Obligor provided that it shall not be an Event of Default under this Clause 21.8 (Creditors' process) if the aggregate value of any and all assets of any or all Obligors and members of the Group that are subject to any or all events and/or circumstances of expropriation, attachment, sequestration, distress, execution or any analogous process does not exceed US$5,000,000 (or its equivalent in any other currency or currencies).

21.9	Unlawfulness

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document ceases to be in full force and effect or any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable or is alleged by a party to a Finance Document (other than the Lender) to be ineffective.

(c)	Any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

21.10	Repudiation

An Obligor (or any other relevant party) rescinds or purports (in writing) to rescind or repudiates or purports (in writing) to repudiate a Finance Document or any of the Transaction Security or evidences an intention (in writing) to rescind or repudiate a Finance Document.

21.11	Cessation of business

A Corporate Obligor suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

21.12	Expropriation

The authority or ability of any Obligor or any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any other member of the Group or any of its assets, in each case, which might reasonably be expected to have a Material Adverse Effect.

21.13	Material adverse change

Any event or circumstance (other than with respect to the Promoter) occurs which, in the opinion of the Lender, has or is likely to have a Material Adverse Effect.

21.14	Suspension or Cessation of Listing

The ADSs cease to be listed or quoted for more than ten (10) consecutive Trading Days on any of the Nasdaq Global Select Market, the Nasdaq Global Market or The New York Stock Exchange (or any of their respective successors).

21.15	Default under other Finance Document

An event occurs which is called an "event of default" under any Finance Document other than this Agreement.

21.16	*********************************

21.17	Listco

(a)	Listco publicly announces an intention to make, or has made, any material changes to its variable interest entity structure and related arrangements in the PRC (whether voluntary or involuntary), as a result of which Listco's, its Subsidiaries and its variable interest entities (collectively, the "Target Group") benefits arising from the Control Documents may reasonably be expected to be adversely and materially affected.

(b)	If (i) any Control Document becomes illegal, void or unenforceable under the laws of the PRC after the date hereof, or (ii) any new law of the PRC or amendment or interpretation of any existing laws of the PRC is promulgated after the date hereof and, in each case, the Target Group's benefits arising from the Control Documents may reasonably be expected to be adversely and materially affected.

21.18	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Obligor or any other member of the Group or any of its assets (or against the directors of any member of the Group), in each case, which might reasonably be expected to have a Material Adverse Effect.

21.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower (the "Acceleration Notice"):

(a)	without prejudice to the participation of the Lender in any Loans then outstanding:

(i)	cancel the Commitment (and reduce it to zero), whereupon it shall immediately be cancelled (and reduced to zero); or

(ii)	cancel any part of the Commitment (and reduce the Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the Commitment shall be immediately reduced accordingly); and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	(with or without notice to any Obligor) exercise any or all of its rights, remedies, powers or discretions under the Security Documents.

Section 9
CHANGES TO PARTIES

22	CHANGES TO THE LENDER

22.1	Assignments and transfers by the Lender

Subject to this Clause 22, the Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) (the "New Lender").

22.2	Conditions of assignment or transfer

The consent of the Borrower is not required for any assignment or transfer by the Existing Lender of any of its rights and obligations under the Finance Documents.

22.3	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document.

(b)	The New Lender confirms to the Existing Lender that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges the Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.4	Security over Lender's rights

In addition to the other rights provided to the Lender under this Clause 22, the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of the Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(c)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(d)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

23	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents or allow any interest in them to arise or be varied, except with the prior written consent of the Lender.

24	DISCLOSURE OF INFORMATION

24.1	Disclosure of Confidential Information

The Lender shall not disclose any Confidential Information, except:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one of more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, or in connection with the registration of Security;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.4 (Security over Lender's rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower.

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)	to any person appointed by the Lender or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

24.2	Entire agreement

This Clause 24 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

Section 10
ADMINISTRATION

25	PAYMENT MECHANICS

25.1	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies.

(c)	Unless a contrary indication appears in a Finance Document, an Obligor satisfies a payment obligation only when the Lender receives the amount.

25.2	Distributions by the Lender

(a)	On each date on which the Lender is required to make a payment under a Finance Document, the Lender shall make the same available to the Borrower for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Borrower may notify the Lender in the relevant Utilisation Request.

25.3	Distribution to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 26 (Set-off)) apply any amount received by it for that Obligor in or towards payment (in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.4	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in any order selected by the Lender.

(b)	Paragraph (a) above will override any appropriation made by the Obligor.

25.5	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.6	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day.

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.7	Currency of account

(a)	Subject to paragraphs (b) and (e) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

25.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 31 (Amendments And Waivers); and

(d)	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 25.8.

26	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27	NOTICES

27.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

27.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below or any substitute address, fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days' notice.

27.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective only when it has been left at the relevant address or five Business Days (or 10 Business Days if sent overseas) after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause 27 will be deemed to have been made or delivered to the Obligors.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

27.4	Electronic communication

(a)	Any communication to be made between the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by the Borrower to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(c)	Any electronic communication or document which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

27.5	English language

(a)	All communications given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28	CALCULATIONS AND CERTIFICATES

28.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

28.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Hong Kong interbank market differs, in accordance with that market practice.

29	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No any single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

31	AMENDMENTS AND WAIVERS

31.1	Required consents

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors which are Parties hereto and any such amendment or waiver will be binding on all Parties.

32	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33	INDEMNITIES AND REIMBURSEMENT

All indemnities and reimbursement obligations in each Finance Document are continuing and will survive the termination of that Finance Document, the repayment of the Loans and the cancellation or expiry of the Commitment.

34	GENERAL

34.1	Application to Finance Documents

If anything in this Section 10 and Clause 24 (Disclosure Of Information) is inconsistent with a provision in another Finance Document, then the provision in the other Finance Document prevails to the extent of the inconsistency for the purposes of that Finance Document.

34.2	Consents and waivers

Each Obligor shall comply with all conditions in any consent or waiver the Lender gives under or in connection with a Finance Document.

34.3	Discretion in exercising rights

The Lender may exercise a right or remedy or give or refuse its consent under or in connection with a Finance Document in any way it considers appropriate (including by imposing conditions).

34.4	Conflict of interest

The Lender may exercise its rights or remedies under or in connection with a Finance Document even if this involves a conflict of interests or the Lender has a personal interest in their exercise.

34.5	Inconsistent law

To the extent permitted by law, each Finance Document prevails to the extent it is inconsistent with any law.

34.6	Supervening law

Any present or future law which varies the obligations of an Obligor under or in connection with a Finance Document with the result that the Lender's rights or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

34.7	Further steps

Each Obligor shall promptly do anything the Lender asks (such as obtaining consents, signing and producing documents and getting documents completed and signed):

(a)	to enable the Lender to exercise its rights under or in connection with any Finance Document;

(b)	to bind the Obligor and any other person intended to be bound under any Finance Document;

(c)	to enable the Lender to register any power of attorney in any Finance Document or any similar power; or

(d)	to show whether the Obligor is complying with the Finance Documents.

Section 11
GOVERNING LAW AND ENFORCEMENT

35	GOVERNING LAW

This Agreement is governed by Hong Kong law.

36	ENFORCEMENT

36.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 36.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):

(i)	irrevocably appoints Cogency Global (HK) Limited as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of the Obligors) must immediately (and in any event within five (5) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

36.3	Waiver of immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Conditions Precedent

1.	Obligors

(a)	A copy of the constitutional documents (including the certificate of incorporation, the certificate of incorporation on change of name (if any) and the memorandum and articles of association) and relevant registers (including the register of members, the register of directors and the register of charges (if any)) of each Corporate Obligor.

(b)	A copy of the certificate of good standing issued by the Registrar of Corporate Affairs in the British Virgin Islands in respect of each Corporate Guarantor and the Borrower dated within a month of the date of this Agreement.

(c)	A copy of the certificate of incumbency of each Corporate Guarantor and the Borrower issued by its registered agent in the British Virgin Islands dated within a month of the date of this Agreement.

(d)	A copy of a resolution of the board of directors of each Corporate Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (d) above.

(f)	A copy of a resolution of all the holders of the issued shares in a Corporate Obligor (other than the Borrower), approving the terms of, and the transactions contemplated by, the Finance Documents to which that Obligor is a party.

(g)	A certificate from each Corporate Obligor (signed by a director) confirming that borrowing, securing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, securing, guaranteeing or similar limit binding on it to be exceeded.

(h)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as of a date no earlier than the date of this Agreement.

(i)	A certified true copy of the personal identification documents of the Personal Guarantor.

2.	Legal opinions

(a)	A legal opinion in relation to Hong Kong law from Ropes & Gray addressed to the Lender, substantially in the form distributed to the Lender prior to signing this Agreement.

(b)	A legal opinion in relation to PRC law from Fangda Partners addressed to the Lender, substantially in the form distributed to the Lender prior to signing this Agreement.

(c)	A legal opinion in relation to Cayman Islands law from Ogier addressed to the Lender, substantially in the form distributed to the Lender prior to signing this Agreement.

(d)	A legal opinion in relation to British Virgin Islands law from Ogier addressed to the Lender, substantially in the form distributed to the Lender prior to signing this Agreement.

3.	Other documents and evidence

(a)	Execution and delivery of this Agreement and each other Finance Document (other than the Registrar Confirmation Letter) and such duly executed documents as the Lender may require in connection with the completion, perfection and registration of the Transaction Security created or intended to be created pursuant to the Security Documents, where such documents are required to be delivered by the date falling on or before the first Utilisation Date.

(b)	Evidence that any process agent referred to in Clause 36.2 (Service of process), has accepted its appointment.

(c)	A Warning Notice signed by the Personal Guarantor substantially in the form and substance satisfactory to the Lender.

(d)	A copy of the Conversion Procedures.

(e)	A copy of the structure chart of the Group and its Affiliates.

(f)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(g)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 15 (Costs And Expenses) have been paid or will be paid by the first Utilisation Date.

(h)	A copy of the Acquisition Agreement.

(i)	Confirmation from Beacon that Beacon has sufficient funds to complete the Acquisition, taking into account of any proposed Loan to be made prior to the Acquisition Completion Date.

(j)	A certificate from Beacon (signed by a director) confirming that:

(i)	since the date of this Agreement, the Acquisition Agreement has not been amended, varied, waived or terminated;

(ii)	all conditions precedent under the Acquisition Agreement (other than the payment of the purchase price) has been or will be satisfied or waived by the Acquisition Completion Date; and

(iii)	there has been no breach of any warranty by Beacon under the Acquisition Agreement.

(k)	Evidence that Listco and the Vendor have each made public announcements in connection with this Facility and/or the Acquisition, in form and substance satisfactory to the Lender.

(l)	Evidence that all Security Perfection Requirements specified in the Security Documents have been or will be completed in accordance with the terms of the Security Documents.

(m)	The agreed form of the Issuer Acknowledgment Letter substantially in the form and substance satisfactory to the Lender.

Schedule 2
Form of Utilisation Request

From:	[ ]

To:	[ ]

Dated:	[ ]

Dear Sirs

GenTao Capital Limited — US$50,250,000 Facility Agreement dated [*] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	US Dollars (“US$”)

Amount:	US$[ ] or, if less, the Available Facility

Rate of interest:	*****% per annum.

3.	[In accordance with Clause 15.1 (Transaction expenses) of the Facility Agreement, we agree and authorise you to deduct US$[ ] from the proceeds of the above Loan for cost and expenses incurred in respect of the Finance Documents.][1]

4.	We confirm that each condition specified in Clause 5.1 (Initial conditions precedent) and Clause 5.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

5.	The [remaining proceeds of US$[ ] from]/[proceeds of][2] this Loan should be credited to:

*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****

1 Include if the Loan proceeds will be deducted to pay costs and expenses incurred in connection with Clause 15.1 (Transaction expenses) of the Facility Agreement.

2 Delete as applicable.

6.	We confirm that the [remaining proceeds of US$[ ]]/[proceeds][3] will be applied in accordance with Clause 4.1 (Purpose) of the Facility Agreement.

7.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
GenTao Capital Limited

3 Delete as applicable.

SIGNATURE PAGE

THE BORROWER

GenTao Capital Limited

By:
/s/ Sheng Chen

Address:	10 Jiuxianqiao East Road, Chaoyang District, Beijing 100016
Tel:	+86 10 8456 2121
Fax:	+86 10 8456 4234
Attention:	Chen Sheng

[Signature page to Facility Agreement]

THE CORPORATE GUARANTORS

Beacon Capital Group Inc.

By:
/s/ Sheng Chen

Address:	10 Jiuxianqiao East Road, Chaoyang District, Beijing 100016
Tel:	+86 10 8456 2121
Fax:	+86 10 8456 4234
Attention:	Chen Sheng

[Signature page to Facility Agreement]

Fast Horse Technology Limited

By:
/s/ Sheng Chen

Address:	10 Jiuxianqiao East Road, Chaoyang District, Beijing 100016
Tel:	+86 10 8456 2121
Fax:	+86 10 8456 4234
Attention:	Chen Sheng

[Signature page to Facility Agreement]

Sunrise Corporate Holding Ltd.

By:
/s/ Sheng Chen

Address:	10 Jiuxianqiao East Road, Chaoyang District, Beijing 100016
Tel:	+86 10 8456 2121
Fax:	+86 10 8456 4234
Attention:	Chen Sheng

[Signature page to Facility Agreement]

BY ENTERING INTO THE FINANCE DOCUMENTS YOU MIGHT BECOME LIABLE INSTEAD OF OR AS WELL AS THE BORROWER OR OTHER OBLIGORS.

YOU SHOULD SEEK INDEPENDENT LEGAL ADVICE BEFORE ENTERING INTO THIS AGREEMENT.

THE PERSONAL GUARANTOR

Chen Sheng (陈升)

/s/ Sheng Chen

Address:	10 Jiuxianqiao East Road, Chaoyang District, Beijing 100016
Tel:	+86 10 8456 2121
Fax:	+86 10 8456 4234
Attention:	Chen Sheng

[Signature page to Facility Agreement]

THE LENDER

Bold Ally (Cayman) Limited

By:	/s/ Isatou Smith
Authorized Signatory

Address:	Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands
Fax:	+1 345 949 7886
Attention:	The directors

[Signature page to Facility Agreement]